PriceSmart Announces Fiscal 2020 First Quarter Operating Results

San Diego, CA (January 9, 2020) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 45 warehouse clubs in 12 countries and one U.S. territory, today announced its results of operations for the first quarter of fiscal year 2020 which ended on November 30, 2019.

Total revenues for the first quarter of fiscal year 2020 increased 4.1% to $811.9 million compared to $779.6 million in the first quarter of the prior year. For the first quarter of fiscal year 2020, net merchandise sales increased 4.2% to $778.7 million from $747.4 million in the first quarter of fiscal year 2019. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $12.2 million or 1.6% of net merchandise sales.

The Company had 45 clubs in operation as of November 30, 2019, compared to 41 warehouse clubs in operation as of November 30, 2018.

For the thirteen-week period ended December 1, 2019, comparable net merchandise sales increased 1.0% compared to the same thirteen-week period a year ago. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $11.3 million, or 1.5% of comparable net merchandise sales.

The Company recorded operating income for the first quarter of fiscal year 2020 of $30.7 million, as compared to operating income of $24.7 million in the prior year. Net income attributable to PriceSmart was $19.7 million, or $0.64 per diluted share, in the first quarter of fiscal year 2020. Net income in the first quarter of fiscal year 2019 was $14.6 million, or $0.48 per diluted share. The first quarter fiscal 2019 earnings were negatively impacted by $3.8 million or $0.13 per share from the separation related costs associated with the resignation of our former Chief Executive Officer by mutual agreement with the Company’s board in November 2018.

The Company reports comparable net merchandise sales on a “same week” basis with 13 weeks in each quarter beginning on a Monday and ending on a Sunday.  The periods are established at the beginning of the fiscal year to provide as close a match as possible to the calendar month and quarter that is used for financial reporting purposes.  This approach equalizes the number of weekend days and weekdays in each period for improved sales comparison, as we experience higher merchandise club sales on the weekends.  Each of the warehouse clubs used in the calculations was open for at least 13 ½ calendar months before its results for the current period were compared with its results for the prior period.

The term “currency exchange rates” refers to the currency exchange rates we use to convert net merchandise and comparable net merchandise sales for all countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activities translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. The disclosure of the effects of currency exchange rate fluctuations on the Company’s results permits investors to understand better our underlying performance.

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Friday, January 10, 2020, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 toll free, or (412) 317-5214 for international callers and asking to join the PriceSmart, Inc. call. A digital replay will be available following the conclusion of the call through January 17, 2020 by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay passcode 10137166.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart operates 45 warehouse clubs in 12 countries and one U.S. territory (seven each in Colombia, Costa Rica, and Panama; five in the Dominican Republic, four in Trinidad and Guatemala; three in Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). The Company is currently constructing and plans to open warehouse clubs in Liberia, Costa Rica, in the summer of 2020; and Bogota, Colombia, in the fall of 2020. The Company also plans to build new warehouse clubs in Portmore, Jamaica and Bucaramanga, Colombia and open them in the fall of 2020. Once these four new clubs are open, the Company will operate 49 warehouse clubs.  PriceSmart is investing in technology to increase efficiencies and to enable omni-channel capabilities, including e-commerce, to enhance the member experience. PriceSmart also operates a legacy (marketplace and casillero) business through the Aeropost brand in 38 countries in Latin America and the Caribbean, many of which overlap with markets where PriceSmart operates its warehouse clubs.

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flow, proposed warehouse club openings, the Company's performance relative to competitors, the outcome of tax proceedings and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: adverse changes in economic conditions in the Company’s markets, natural disasters, compliance risks, volatility in currency exchange rates, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, breaches of security or privacy of member or business information, cost increases from product and service providers, interruption of supply chains, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2019 filed with the United States Securities and Exchange Commission (“SEC”) on October 29, 2019, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Michael McCleary, SVP and Interim Chief Financial Officer at (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	November 30,	November 30,
	2019	2018
Revenues:
Net merchandise sales	$778,728	$747,443
Export sales	8,274	8,189
Membership income	13,746	12,740
Other revenue and income	11,193	11,265
Total revenues	811,941	779,637
Operating expenses:
Cost of goods sold:
Net merchandise sales	662,724	641,155
Export sales	7,971	7,778
Non-merchandise	4,251	4,247
Selling, general and administrative:
Warehouse club and other operations	79,373	74,222
General and administrative	25,884	27,335
Pre-opening expenses	953	15
Loss on disposal of assets	71	215
Total operating expenses	781,227	754,967
Operating income	30,714	24,670
Other income (expense):
Interest income	293	391
Interest expense	(862)	(1,033)
Other expense, net	(985)	(1,819)
Total other income (expense)	(1,554)	(2,461)
Income before provision for income taxes and loss of unconsolidated affiliates	29,160	22,209
Provision for income taxes	(9,403)	(7,540)
Loss of unconsolidated affiliates	(48)	(24)
Net income	19,709	14,645
Less: net (income) loss attributable to noncontrolling interest	19	(33)
Net income attributable to PriceSmart, Inc.	$19,728	$14,612
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.64	$0.48
Diluted	$0.64	$0.48
Shares used in per share computations:
Basic	30,277	30,172
Diluted	30,284	30,189
Dividends per share	$—	$—

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	November 30,
	2019	August 31,
	(Unaudited)	2019
ASSETS
Current Assets:
Cash and cash equivalents	$111,359	$102,653
Short-term restricted cash	65	54
Short-term investments	25,098	17,045
Receivables, net of allowance for doubtful accounts of $125 as of November 30, 2019 and $144 as of August 31, 2019, respectively	10,293	9,872
Merchandise inventories	388,072	331,273
Prepaid expenses and other current assets (includes $2,747 and $2,736 as of November 30, 2019 and August 31, 2019, respectively, for the fair value of derivative instruments)	36,990	30,999
Total current assets	571,877	491,896
Long-term restricted cash	3,689	3,529
Property and equipment, net	693,275	671,151
Operating lease right-of-use assets, net	118,203	—
Goodwill	45,425	46,101
Other intangibles, net	11,977	12,576
Deferred tax assets	17,790	15,474
Other non-current assets (includes $436 and $0 as of November 30, 2019 and August 31, 2019, respectively, for the fair value of derivative instruments)	51,226	44,987
Investment in unconsolidated affiliates	10,649	10,697
Total Assets	$1,524,111	$1,296,411
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$23,018	$7,540
Accounts payable	328,585	286,219
Accrued salaries and benefits	24,131	25,401
Deferred income	25,147	25,340
Income taxes payable	6,640	4,637
Other accrued expenses and other current liabilities (includes $127 and $0 as of November 30, 2019 and August 31, 2019, respectively, for the fair value of foreign currency forward contracts)	40,519	32,442
Operating lease liabilities, current portion	8,310	—
Long-term debt, current portion	13,726	25,875
Total current liabilities	470,076	407,454
Deferred tax liability	1,829	2,015
Long-term portion of deferred rent	—	11,198
Long-term income taxes payable, net of current portion	5,346	5,069
Long-term operating lease liabilities	121,698	—
Long-term debt, net of current portion	98,084	63,711
Other long-term liabilities (includes $3,259 and $2,910 for the fair value of derivative instruments and $5,675 and $5,421 for post-employment plans as of November 30, 2019 and August 31, 2019, respectively)	9,306	8,685
Total Liabilities	706,339	498,132

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,474,818 and 31,461,359 shares issued and 30,612,511 and 30,538,788 shares outstanding (net of treasury shares) as of November 30, 2019 and August 31, 2019, respectively	3	3
Additional paid-in capital	440,756	443,084
Tax benefit from stock-based compensation	11,486	11,486
Accumulated other comprehensive loss	(147,524)	(144,339)
Retained earnings	545,532	525,804
Less: treasury stock at cost, 862,307 shares as of November 30, 2019 and 924,332 shares as of August 31, 2019	(33,424)	(38,687)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	816,829	797,351
Noncontrolling interest in consolidated subsidiaries	943	928
Total stockholders' equity	817,772	798,279
Total Liabilities and Equity	$1,524,111	$1,296,411